ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective the 27th day of June, 2007, by and between Global Sports Edge, Inc., a Delaware corporation, hereinafter referred to as “Seller”, Winning Edge International, Inc., a Delaware corporation ("Winning Edge"), parent corporation of Seller, Wayne Allyn Root, an individual having an address at 4 Bloomfield Hills Drive, Henderson, Nevada 89052, hereinafter referred to as "Mr. Root", and Betbrokers PLC, a corporation organized under the laws of the United Kingdom, hereinafter referred to as “Buyer,” based on the following:

Premises

a)

Seller is the owner of a business providing sports handicapping information through television, radio and internet outlets.  Additionally, Seller produces sports and gaming entertainment programming and sells advertising and sponsorship opportunities on its TV and radio programs. Winning Edge has no operations or assets except through its ownership of Seller.

b)

Seller is interested in selling its assets and business operation.  Buyer is interested in acquiring the assets, including web site, TV rights and programming and contracts from Seller.  Accordingly, Seller and Buyer want to set forth in this Agreement the terms and conditions of the purchase.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

Sale and Transfer of Assets

1.01

Sale of Assets.  On the terms, and subject to the conditions, set forth in this Agreement, on the closing date and in consideration of the payment to the Seller of the Purchase Price, Seller agrees to sell, transfer, convey and deliver to Buyer and Buyer agrees to accept and purchase all of Seller’s assets and equipment, used in connection with its business known as Winning Edge (hereinafter all assets and the business are referred to as the “Business”) including, without limiting the generality of the foregoing, the tangible personal property, intangible property and equipment all as more particularly described in Exhibit “A,”  (the “Assets”), attached hereto and incorporated herein by this reference, and used in connection with the operation of the Business and any other tangible and intangible items of Seller.  Seller and Buyer specifically acknowledge that no deposits or receivables of Seller are being transferred as part of the Assets.  The Business and Assets shall include:

(a)

the Customer List relating to the Business;

(b)

all inventory and work in process of the Business;

(c)

to the extent assignable by the Seller, the contracts, licenses, leases, purchase orders and agreements related to the Business, as they may change from the date hereof to the Closing Date in the ordinary course of business (the "Contracts");

(d)

the personal property used in the Business;

(e)

the patents and other intellectual property related to the Business (if and to the extent that such patents or other intellectual property is held by an affiliate of Seller, Seller shall cause such affiliate to convey such property to Purchaser);

(f)

all goodwill attendant to the foregoing including, without limitation, websites, domain names, including but not limited to WinningEdge.com and ewinners.com, all telephone numbers, facsimile numbers, tradenames and corporate names of Seller, including any governmental license, approval or authorization (collectively, the "Licenses") obtained by the Seller for the conduct of the Business that is transferable by the Seller.

(g)

the television program Wayne Allyn Root’s Winning Edge™.

(h)

Five Hundred Eighty-One Thousand Five Hundred United States Dollars (U.S $581,500) in cash, computed as follows:  Five Hundred Thousand United States Dollars (U.S. $500,000), plus One Hundred Thousand United States Dollars (U.S. $100,000) on account of advertising contracts assumed by Buyer, less an Eighteen Thousand Five Hundred United States Dollars (U.S. $18,500) security deposit for Seller's premises, which deposit is being transferred to Buyer.

The Assets to be purchased as set forth herein are in each case “AS IS, WHERE IS,” meaning that except as otherwise specifically provided in this agreement, no representation is made as to their condition, value and enforceability.  Except as specifically set forth herein, no other assets of Seller are to be sold, transferred, conveyed or delivered to Buyer.

1.02

Consideration for Sale and Transfer of Assets and Business. In consideration of the conveyance from Seller to Buyer of the Business and Assets, Buyer shall pay to Seller Buyer's stock having a value of Six Million Eight Hundred Thousand United States Dollars (U.S. $6,800,000) (the "Purchase Price"), such stock being in like form to that stock of Buyer which currently trades on the London Stock Exchange Alternative Investment Market ("AIM"); provided that, Six Million Five Hundred Thousand United States Dollars (U.S. $6,500,000) of the value in such shares of Buyer's stock shall be delivered to the Laurus Master Fund Ltd., a Cayman Islands company, (the "First Escrow Agent" or "Laurus"), as escrow agent pursuant to the escrow agreement attached hereto as Schedule 1.02A (the “First Escrow Agreement”), and shall deliver to Seller shares of Buyer's stock valued at Three Hundred Thousand United States Dollars (U.S. $300,000).   Solely for purposes of this Agreement, the value of the shares of Buyer’s stock shall be determined by the average of the closing bid price on the five consecutive trading days prior to Closing.  The closing share price shall be determined based on the closing trading price on the AIM.  All shares of Buyer's stock delivered shall be freely tradable, subject to the terms of the First Escrow Agreement and the hereinafter referred to Undertaking and Covenant. Seller has executed and delivered to Buyer the Undertaking and Covenant attached hereto as Schedule 1.02B.

1.03

Further Assurances.  At the Closing and from time to time thereafter, Seller shall execute such additional instruments and take such other action as Buyer may reasonably request, without undue cost to Seller in order to more effectively sell, transfer, and assign clear title and ownership to the Business and the Assets.

1.04

Closing and Parties.  The Closing contemplated hereby shall be held at a mutually agreed upon time and place (the “Closing Date”) but no later than July 31, 2007, or on such date that all required corporate action has been accomplished including any shareholder approval required by Seller’s parent corporation, Winning Edge.  The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.05

Access to Properties Prior to Closing.  Until the Closing Date, Buyer and Seller will afford to the Buyer’s officers, managers and authorized representatives full access to the Business in order that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the Business and will furnish Buyer with such information as to the Business as Buyer shall from time to time reasonably request.

1.06

Transfer Documents.  Seller shall execute such bills of sale and assignments to transfer all personal and intellectual property of Seller into the name of Buyer as requested.

1.07

Liabilities.

(a)

Except for the liabilities specifically assumed under the terms of this Agreement, the sale of the Business and Assets by the Seller to the Buyer hereunder is free and clear of all claims, liens, encumbrances, security interests and third party interests whatsoever. Without limiting the generality of the foregoing, it is understood and agreed, the Buyer shall not assume and will not be responsible to pay any debts, liabilities, obligations, contracts, leases, commitments or other undertakings of the Seller, known or unknown, accrued, contingent or otherwise, as each of the foregoing shall exist on or prior to the date hereof or as the foregoing shall exist after the date hereof by reason of the Seller's acts or omissions prior to, on or after the date hereof, including, but not limited to, liabilities of the following types, all of which shall remain the sole liability and responsibility of the Seller (collectively, the "Excluded Liabilities"): (i) taxes payable by the Seller as of the Closing Date; (ii) tort liabilities; (iii) claims arising prior to the Closing Date, or arising after the Closing Date that are due to any action or inaction of Seller or any officer, director, employee or affiliate of Seller before the Closing Date, out of actual or alleged pollution of the environment or of any Environmental Laws (as hereinafter defined); (iv) litigation, whether disclosed or undisclosed; and (v) obligations under any collective bargaining, pension or profit sharing agreement.  Seller and Winning Edge agree to jointly and severally defend, indemnify and hold Buyer harmless from and against any and all Excluded Liabilities (including attorneys fees paid by Buyer in connection therewith).  Such covenant shall survive the Closing Date and the consummation of the transactions herein contemplated.

(b)

Notwithstanding the foregoing it is understood and agreed that the Purchaser shall assume from and after the Closing Date the obligation to perform Seller's obligations under the Contracts listed in Schedule 1.07 (the "Assumed Liabilities").

1.08

Termination Prior to Closing.

(a)

Termination by the Buyer.  This Agreement may be terminated by the Buyer, in its sole discretion, upon the occurrence of any of the following before the Closing Date:

(i)

The Seller's representations and warranties contained herein shall have been incorrect or inaccurate in any material respect;

(ii)

The Seller shall fail to meet any of its material obligations pursuant to this Agreement, provided that the Buyer will notify the Seller of such failure and the Seller shall have 10 business days to cure the same; or

(iii)

Any condition precedent to the Buyer's obligations hereunder shall not be satisfied and such condition is not waived by the Buyer at or prior to Closing Date; or

(iv)

All of the conditions to the Buyer's obligation to close shall have been satisfied and the Seller shall fail to close by August 31, 2007.

(b)

Termination by the Seller.  This Agreement may be terminated by the Seller, in its sole discretion, upon the occurrence of any of the following before the Closing Date:

(i)

The Buyer's representations and warranties contained herein shall have been incorrect or inaccurate in any material respect when made;

(ii)

The Buyer shall fail to meet any of its material obligations pursuant to this Agreement, provided that the Seller will notify the Buyer of such failure and the Buyer will have 10 business days to cure the same; or

(iii)

Any condition precedent to the Seller's obligations hereunder shall not be satisfied and such condition is not waived by Seller at or prior to the Closing Date; or

(iv)

All of the conditions to the Seller's obligation to close shall have been satisfied and the Buyer shall fail to close by August 31, 2007.

(c)

Termination by Mutual Agreement.  This Agreement may be terminated by the mutual agreement of the parties hereto evidenced in writing.

(d)

Specific Performance.  Any termination pursuant to this Section 1.08 shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination.

1.09

Laurus Loan.  Immediately upon Closing, Seller shall deliver six million five hundred thousand dollars ($6,500,000) of Buyers' stock representing a portion of the Purchase Price to Laurus Family of Funds to secure a two million one hundred thousand dollar ($2,100,000) loan ("Laurus Loan") to Seller.  It is understood among the parties that the shares of Buyer's stock delivered to Laurus will be liquidated starting on the first day of the seven month from the Closing Date to pay off the principal and interest on the Laurus Note.  All shares of Buyers stock delivered at Closing shall be freely tradable on the AIMS subject to the restrictions set forth in the

First Escrow Agreement.  The First Escrow Agreement shall contain all of the terms contained in Schedule 1.09A.  Pursuant to the First Escrow Agreement, Laurus has agreed once Laurus has been repaid said two million one hundred thousand dollars ($2,100,000), Laurus will transfer any remaining shares of Buyer's stock to Colonial Stock Transfer (the "Second Escrow Agent"), who has agreed to hold said shares pursuant to the Second Escrow Agreement in the form attached hereto as Schedule 1.09B.

ARTICLE II

SPECIAL COVENANTS

2.01

Activities of Seller.

(a)

From and after the date of this Agreement until the Closing Date and except as contemplated by this Agreement, Buyer and Seller will each:

(i)

Carry on their business in substantially the same manner as it has heretofore;

(ii)

Maintain in full force and effect insurance comparable in amount and in scope of coverage to insure the assets of Seller;

(iii)

Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)

Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities; and

(v)

Not incur any debt or encumbrances on the Business and Assets.

2.02

Assignment or Sale.  Seller shall not assign, transfer, encumber or sell the whole or any part of the Business without first securing Buyer’s written approval therefore, which may be withheld for any reason, and any assignment, sale, encumbrance or transfer without such approval shall be null and void.

2.03

Expenses and Fees.  Each party shall be solely responsible for its own costs and expenses (including legal expenses, accounting expenses and brokers or finders fees and expenses), and the costs and expenses of its affiliates, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.  No party shall have any obligation for paying such expenses or costs of any other party.

2.04

Public Announcements.  The parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party without the prior written consent of Seller and Buyer (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable laws, in which case the person required to make the release, announcement or disclosure shall allow Seller or Buyer, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, however, that no notice is required if the disclosure is determined by the Seller’s or Winning Edge’s legal counsel to be required under federal or state securities laws or exchange regulation applicable to Seller or Winning Edge.

2.05

Due Diligence Investigation.  Each party shall afford to the officers, employees and authorized representatives of the other (including independent public accountants and attorneys) complete access to the offices, properties, books, records, tax returns, financial records (including computer files, retrieval programs and similar documentation), employees and business of such party subject to reasonable prior notice and shall furnish to such party and its authorized representatives such additional information concerning the assets, properties and operations as shall be reasonably requested, including all such information as shall be necessary or appropriate to enable such party or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants contained in this Agreement have been complied with, and to determine whether the conditions set forth herein have been satisfied.  Each party shall ensure that all third-party representatives of each, including without limitation accountants and attorneys, fully cooperate and are available to the other party in connection with such investigation, and each party shall bear its own costs and expenses in connection with the same.  Any such investigation shall be conducted in a manner that would not interfere unreasonably with the operations of the other party.

2.06

Further Assurances.  Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated in this Agreement.  After the Closing Date, each party shall use its good faith efforts to assure that any necessary third party shall execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving each party the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated in this Agreement.

2.07

Actions of the Parties.

(a)

No Actions Constituting a Breach.  From the date hereof through the Closing Date, neither (i) will Buyer take or knowingly permit to be done any action in the conduct of the business of Buyer, nor (ii) will Seller take or knowingly permit to be done any action, which would be in breach of their respective obligations herein, and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

(b)

Notification of Breaches.  From the date hereof through the Closing Date, each party will promptly notify the other parties in writing if any such party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement.  During the same period, each party will promptly notify the other parties of the occurrence of any breach of any covenant of such party.

(c)

Compliance With Conditions.  Each party hereto agrees to cooperate fully with each other party and shall use its good faith efforts to cause the conditions precedent for which such party is responsible to be fulfilled.  Each party hereto further agrees to use its good faith efforts to consummate this Agreement and the transactions contemplated in this Agreement as promptly as possible.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER

As an inducement to, and to obtain the reliance of, Buyer, Seller represents, warrants and covenants, and, for purposes of Section 3.19, Mr. Root covenants, as follows:

3.01

Organization.  Seller is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Seller.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Seller’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.  Seller has no subsidiaries.  Winning Edge owns all of the issued and outstanding stock of Seller, and Winning Edge has no other subsidiaries.

3.02

Approval of Agreement.  Seller has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of Seller has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of, if required, the shareholders of Winning Edge, and compliance with state and federal corporate and securities laws.

3.03

Financial Statements.

(a)

Included in Schedule 3.03 are the audited balance sheet of Winning Edge as of July 31, 2006, and the related reviewed statements of operations, cash flows, and stockholders' equity for the period ending March 31, 2007, including the notes thereto.

(b)

The audited financial statements delivered pursuant to Section 3.03 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The financial statements of Winning Edge present fairly in all material aspects, of their respective dates, the financial condition of Winning Edge.  Winning Edge did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Winning Edge in accordance with generally accepted accounting principles.  The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Winning Edge as of their respective dates and for the respective periods covered thereby.

(c)

Winning Edge has filed or will prior to the Closing Date file all required federal and state income tax returns for 2006 and all prior years for which such returns were due.  Winning

Edge has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the audited balance sheet of Winning Edge, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable.  Proper and accurate amounts of taxes have been withheld by or on behalf of Winning Edge with respect to all material compensation paid to employees of Winning Edge for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in compliance with the provisions of all applicable federal, state, and local tax and other laws.  Winning Edge has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on Winning Edge, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  There are no tax liens upon any of the assets of Winning Edge.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Winning Edge.

(d)

The books and records, financial and otherwise, of Winning Edge are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Winning Edge.  Winning Edge has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.04

Information.  The information concerning Seller set forth in this Agreement and in the schedules delivered by Seller pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Seller shall cause the schedules delivered by Seller pursuant hereto to Buyer hereunder to be updated after the date hereof up to and including the Closing Date.

3.05

Absence of Certain Changes or Events.  Except as set forth in this Agreement since March 31, 2007:

(a)

There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Seller or (ii) any damage, destruction, or loss to Seller materially and adversely affecting the business, operations, properties, assets, or conditions of Seller.

(b)

Seller has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Seller; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii)  made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c)

Seller has not (i) granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof except awards granted under the Seller Incentive Plan; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Seller balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Seller; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares); and

(d)

To the best knowledge of Seller, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Seller.

3.06

Title and Related Matters.  Except as provided herein or disclosed in Schedule 3.06,  Seller has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent Seller balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances.  To the best knowledge of Seller, the technology licensed to it does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Seller as now being conducted or as contemplated.

3.07

Litigation and Proceedings. Except as otherwise disclosed herein or in Schedule 3.07,  there are no material actions, suits, or proceedings pending or, to the knowledge of Seller, threatened by or against Seller or adversely affecting Seller, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Seller does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.08

Contracts.  Except as otherwise disclosed in Seller’s schedules:

(a)

There are no material contracts, agreements, franchises, license agreements, or other commitments to which Seller is a party by which it or any of the properties of Seller are bound;

(b)

All contracts, agreements, franchises, license agreements, and other commitments to which Seller is a party or by which its properties are bound and which are material to the operations or financial condition of Seller are valid and enforceable by Seller in all material respects;

(c)

Seller is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Seller can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Seller; and

(d)

Seller is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;  (ii)  profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Seller is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate;  (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Seller or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

3.09

Material Contract Defaults.  Seller is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Seller, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Seller has not taken adequate steps to prevent such a default from occurring.

3.10

No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Seller is a party or to which any of its properties or operations are subject.

3.11

Governmental Authorizations.  Seller has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement, and copies of all such licenses, franchises, permits and other governmental authorizations have been provided to Buyer and are listed on Schedule 3.11 attached hereto.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

3.12

Compliance with Laws and Regulations.  Seller has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller. To the best knowledge of Seller, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

3.13  Insurance.  Seller currently has no significant insurable properties and does not carry insurance on such properties.

3.14  Employee Relations.  Seller has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Seller believes that its relationship with its employees is satisfactory.

3.15

Information.  The information concerning Seller set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

3.16

Intellectual Property.  Except as set forth in Schedule 3.16, Seller has no patents, applications for patents, copyrights or license agreements relating to the Business used, owned or granted to Seller, and no assumed names, trade names, domain names, trademark or service mark registrations, applications for trademark or service mark registrations, trademarks or service marks relating to the Business.  Schedule 3.16 sets forth all items of intellectual property used in the conduct of the Business, and there are no other items of intellectual property necessary for the conduct of the Business.  Seller has not granted any outstanding licenses or other rights to know-how or other intellectual property owned by or licensed to Seller and relating to the Business.  Seller is not liable, nor has it made any contract whereby it may become liable, to any person for any royalty or other compensation for the use of any invention, whether or not patented, trademark, trade name or copyright relating to the Business.  No claims have been asserted and no claims are pending by any person to the use of any of the patents, trademarks, trade names or service marks or application therefor owned by Seller, and Seller does not know of any valid basis for any such claim, and to the best of Seller's knowledge, the use of such patents, trademarks, trade names or service marks by the Seller does not infringe on the rights of any person.  None of the rights of Seller in, to or under the trade secrets, inventions, copyrights, trademarks, service marks, trade names, and any applications and registrations therefor, know-how and other intellectual property set forth in Schedule 3.16 shall be adversely affected by consummation of the transactions contemplated by this Agreement, and all of such rights are fully assignable to Buyer, so that immediately after the Closing Buyer shall be entitled to the full benefits thereof.  Seller has not received any notice or claim of infringement of any patent, invention right, trademark, trade name or copyright set forth in Schedule 3.16.

3.17

Environmental Matters.

(a)

Seller has not, nor have any officers, directors, employees, or affiliated entities acting on behalf of the Seller, generated, transported, handled, disposed of, or arranged for the disposal of any Environmentally Sensitive Material, as hereinafter defined that may result in any expense to Buyer, arising from any violation or alleged violation of any applicable environmental or health and safety statutes, ordinances, regulations, orders (including any mandatory orders or requirements of any court or other tribunal or authority), By-laws, directives, decrees and requirements which now or have at any time prior to the date hereof been in force governing the generation, transportation, handling, or disposal of any Environmentally Sensitive Material.  Seller has listed in Schedule 3.17 and attached copies of any Notices of Violation, Letters of Notification, or other enforcement document or written threat of enforcement issued to the Seller by any agency, either state or Federal charged by any applicable environmental or health and safety statute, ordinance, regulation, order (including any mandatory orders or requirements of any court or other tribunal or authority), By-law, directive, decree or requirement which now or within three years prior to the date hereof been in force concerning any alleged violation of any applicable Environmental Laws.  Except as described in Schedule 3.17, there are no Environmentally Sensitive Materials on, about or under any property on which the Seller has conducted any of its operations or over which it has exercised any dominion or control which will result in any liability for Buyer.

(b)

For the purposes of this Section 3.17, "Environmentally Sensitive Material",

(1)

shall have the same meaning and shall include the same substances as are described in (A) the definition of Hazardous Substances as defined in the Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA), 42 U.S.C. § 9601 (14), and set out with particularity in 40 C.F.R. § 302.4, (B) the definition of Hazardous Waste as defined in RCRA 42 U.S.C. § 6901, et seq. and which is further defined in 40 C.F.R. §§ 261.21-261.24 (as to hazardous by characteristic), 40 C.F.R. §§ 261.31-261.33 (as to listed wastes), and (C) the definition of Hazardous Waste or Constituents in App. VIII to 40 C.F.R. Part 261; and

2)

shall also include any other substance, material or waste designated as "hazardous" for purposes of regulating or imposing liability or standards of conduct concerning the generation, transportation, disposal or arranging for the disposal of such substance, material or waste under any applicable environmental or health and safety statute, ordinance, regulation, order (including any mandatory orders or requirements of any court or other tribunal or authority), By-law, directive, decree or requirement which now or have at any time prior to the date hereto been in force.

(c)

Seller is in compliance with all environmental regulatory programs involving, inter alia, (1) air emissions, (2) liquid discharges to streams, ponds, ditches or other surface waters, (3) liquid discharges to ground waters, (4) liquid discharges to publicly-owned treatment works, (5) disposal of solid and/or hazardous wastes, (6) marking, maintenance and/or removal of electrical equipment containing polychlorinated biphenyls, (7) manufacture and/or construction (including renovation) involving asbestos materials, (8) activities in or adjacent to fresh water wetlands, flood hazard areas, coastal zone management areas and/or historic preservation areas, (9) registration, operation, testing and/or removal or replacement of storage tanks for petroleum products and/or hazardous substances, and (10) emergency, planning and community right-to-know laws, including submission of hazardous substance inventory information to Federal, state or local authorities.

(d)

Seller has never disposed of Environmentally Sensitive Materials on any premises on which the Business is conducted, except in compliance with applicable Environmental Laws.

3.18

Seller Schedules.  Seller has delivered to Buyer the following schedules, which are collectively referred to as the "Seller Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Seller as complete, true, and accurate.

(a)

A schedule including copies of its articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

(b)

A schedule containing copies of resolutions adopted by the directors of Seller approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

(c)

A schedule setting forth the financial statements required pursuant to Section 3.03(a) hereof;

(d)

A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Seller since the most recent Seller balance sheet, required to be provided pursuant to Section 3.05 hereof;

(e)

A schedule setting forth any material contracts required to be provided or matters to be disclosed pursuant to Section 3.08 hereof;

(f)

A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Seller Schedules by Sections 3.01 through 3.17.

Seller shall cause the Seller Schedules and the instruments delivered to Buyer hereunder to be updated after the date hereof up to and including the Closing Date.  Such updated Seller Schedules, certified in the same manner as the original Seller Schedules, shall be delivered prior to and as a condition precedent to the obligation of Buyer to close.

3.19

Non-Competition.

(a)

Winning Edge and Seller agree that:  (i) for a period of six (6) years after the Closing Date, neither Winning Edge nor Seller shall (A) compete with or be engaged in the same business as, or Participate In (as hereinafter defined in this Section 3.19) any other business or organization which during such six (6) year period engages in competition with Buyer and its subsidiaries and affiliates with respect to the Business in any geographical area in which at that time the Business is engaged in, or (B) Participate In any business or organization which uses a name containing any of the words "Betbrokers", "Winning Edge" or "Global Sports Edge" or a word or words similar or susceptible to confusion with such words or any combination or abbreviation thereof; (ii) for a period of six (6) years after the Closing Date, Winning Edge and Seller shall not and shall cause their respective subsidiaries not to directly or indirectly interfere with, or endeavor to entice away from Buyer or any of its subsidiaries or affiliates, any of their respective suppliers, customers, or employees; and (iii) for a period of six (6) years after the Closing Date, neither Winning Edge nor Seller nor any subsidiary of Winning Edge or Seller shall directly or indirectly employ any person, who, between December 31, 2005 and the Closing Date, was an employee of Seller or Buyer or their subsidiaries or affiliates.  As used in this Section 3.19, "Participate In" shall mean "directly or indirectly, or for, with, or through any other person or entity, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be associated as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or agree in writing to the use of one's name in".

(b)

Non-Compete/Non-Disparagement.

(i)

Based upon Mr. Root's unique and essential value to Buyer and the receipt of the compensation by Seller, in which Mr. Root is an indirect substantial owner, as set forth in this Agreement, Mr. Root agrees to the following covenants and/or restrictions during, and following the termination of, his employment with Buyer, where such termination is by Buyer with Cause, as Cause is defined herein, or by Mr. Root's termination of the employment agreement without "Good Reason" as defined herein.  In such case only, Mr. Root hereby covenants and agrees that during his employment and for a period of 24 (twenty-four) months from the date of the termination of his employment with Buyer, Mr. Root shall not become interested or engaged in, or employed by any competitive sports handicapping business, provided that at the time of Mr. Root's termination by Buyer for cause, Buyer or one of its subsidiaries is still engaged in the sports handicapping business.  For purposes of clarification, if Mr. Root is terminated by Buyer without Cause or by Mr. Root for Good Reason, the Non-Compete in this section shall not apply.  "Competitive business" is defined as a business that is competitive with Buyer's sports handicapping division.

(ii)

At all times while Mr. Root is employed by Buyer and for a period of five (5) years thereafter (regardless of how Mr. Root's employment was terminated), Mr. Root shall not, direct or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about Buyer or any of Buyer's subsidiaries (including their respective products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

(iii)

At all times while Mr. Root is employed by Buyer and for a period of five (5) years thereafter (regardless of how Mr. Root's employment was terminated), Buyer shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statements about Mr. Root.

(iv)

As used herein, the term "Cause" shall mean:

(A)

a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Mr. Root and Buyer (including without limitation any agreements regarding confidentiality, inventions, assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(B)

the commission by Mr. Root of any act of embezzlement, fraud, larcency or theft on or from Buyer;

(C)

Substantial and continuing neglect or inattention by Mr. Root of the duties of his employment or the willful misconduct or gross negligence of Mr. Root in connection with the performance of such duties which remains uncured for a period of thirty (30) calendar days following receipt of written notice from the Board specifying the nature of such breach; or

(D)

the commission by Mr. Root of any crime involving a felony.

(v)

As used herein, the term "Good Reason" shall mean:

(A)

The breach by Buyer of any material provision of this Agreement or any stock option or option agreement to which Mr. Root is a party; or

(B)

A requirement by Buyer that Mr. Root perform any act or refrain from performing any act that would be in violation of any applicable law; or

(C)

The diminution of Mr. Root's position with, or compensation paid by, Buyer or the requirement that Mr. Root perform his services outside of Las Vegas, Nevada.

(vi)

Notwithstanding the foregoing, it shall be a condition precedent to Buyer's right to terminate Mr. Root's employment for Cause and Mr. Root's right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of thirty (30) calendar days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(c)

Seller and Winning Edge and Mr. Root agree that the provisions of this Section 3.19 are necessary and reasonable to protect Buyer and its subsidiaries and affiliates in the conduct of their respective businesses.  If any restriction contained in this Section 3.19 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

3.20

Indemnification.

(a)

Seller and Winning Edge shall be responsible for, and hereby jointly and severally agree to defend, indemnify Buyer and hold it and its agents, servants, employees, successors and assigns harmless, with respect to demands for indemnification asserted by Buyer, as provided by this Section 3.20, within the hereinafter defined "Indemnity Assertion Period" (except for demands based on breaches of Sections 3.03(c) and 3.17and demands for indemnity pursuant to Sections 1.07 and 3.20(a)(5), which demands shall be asserted within the applicable statute of limitations period), from, against and in respect of:

(1)

all liabilities, obligations, losses, penalties, damages, claims against and contracts of Seller of every kind and nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Closing, which are not assumed by Buyer under Section 1.07(b); and

(2)

all losses, liabilities, obligations, claims, penalties, damages and deficiencies resulting from any failure or breach of any representation or warranty, or any breach or nonfulfillment of any covenant or agreement, of Seller or Winning Edge made in this Agreement; and

(3)

all losses, damages, liabilities, obligations, claims, penalties, and deficiencies resulting from the parties' non-compliance with any applicable laws of the State of Nevada pertaining to "bulk transfers", including Article 6 of the Uniform Commercial Code as enacted in said State; and

(4)

any and all taxes (including penalties and interest) imposed on Buyer in connection with the Business in excess of the accruals and reserves for taxes reflected on Seller’s financial statements attached as Schedule 3.03 for any taxable year or period that ends on or before the date of Closing and, with respect to any taxable year or period beginning before and ending after the date of Closing, the portion of such taxable year or period ending on the date of Closing; and

(5)

all actions, suits, proceedings, claims, demands, assessments, judgments, fines, amounts paid in settlement, costs and expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing.

As used herein, the "Indemnity Assertion Period" shall commence on the Closing Date and end on the date the escrow agent referred to in Section 1.02 hereof has been repaid in full for the loan made by said escrow agent to Winning Edge on the Closing Date in the amount of Two Million One Hundred Thousand United States Dollars (U.S. $2,100,000).

(b)

Notwithstanding any other provision hereof to the contrary, no demand for indemnification shall be asserted by Buyer unless the aggregate amount of all such demands exceeds $10,000; provided, however, that any amounts payable by Seller and Winning Edge shall be calculated from the first dollar claimed and shall not be reduced by said $10,000; and provided further that in no event shall the aggregate indemnification obligation of Seller and Winning Edge exceed the Purchase Price.

(c)

If a demand for indemnification arises out of a claim made against Buyer by a person not a party to this Agreement or affiliated with a party to this Agreement (a "Third Party Claim"), Buyer shall give notice thereof to Seller and Winning Edge within 15 days after Buyer is made aware of the Third Party Claim, stating in reasonable detail the nature of the Third Party Claim and the specific representations, warranties or covenants which Buyer contends Seller or Winning Edge has breached.  Such notice shall also indicate whether Buyer intends to defend against the Third Party Claim.  If Buyer shall defend against the Third Party Claim, Seller and Winning Edge shall cooperate in all reasonable respects with Buyer in such defense, shall make available to Buyer all records and other materials reasonably required by Buyer in such defense, and shall have the right to participate in such defense.  If Buyer does not intend to defend against the Third Party Claim, then Seller and Winning Edge may assume defense of the Third Party Claim, in which event Buyer shall cooperate in all reasonable respects with them in such defense, shall make available to them all records and other materials reasonably required by them in such defense, and shall have the right to participate in such defense, but Seller and Winning Edge shall at all times control such defense.  So long as a Third Party Claim is pending and is not resolved, Buyer shall hold in abeyance its demand for indemnification.  If Seller and Winning Edge reach a settlement with the Third Party Claimant which results in any liability to Buyer, or if a judgment is rendered against Buyer which judgment is not properly appealed or appealable, then Buyer shall be entitled to indemnification in an amount sufficient to discharge the Third Party Claim.  Each party shall be responsible for its own costs and expenses, including legal fees, incurred in defending a Third Party Claim except that Seller and Winning Edge shall pay Buyer's actual costs and expenses incurred in connection with defending any claim which is determined adversely to them and which shall be found to have constituted a breach of their representations, warranties and covenants hereunder or which is settled with Winning Edge's prior written consent.

(d)

If Buyer asserts a demand for indemnification hereunder, but such demand is not based upon a Third Party Claim, Buyer shall notify Seller and Winning Edge thereof within 30 days after the date on which Buyer has reason to believe that an indemnifiable event has occurred.  Such notice shall state in reasonable detail the nature of Buyer's claim and the specific representations, warranties and covenants which Buyer contends Seller or Winning Edge has breached.  Seller and Winning Edge shall have 30 days after the date such notice is deemed given pursuant to Section 8.04 hereof to accept or reject Buyer's demand for indemnification.  If no acceptance is received by Buyer within such 30-day period, Seller and Winning Edge shall be deemed to have rejected the demand, in which event the parties shall immediately submit the controversy to arbitration in accordance with the provisions of Section 3.20(e).  If the arbitrator(s) shall render an award in the arbitration proceeding in favor of Buyer, Buyer shall be entitled to indemnification to the extent provided in such award.  If the arbitrator(s) shall render an award in favor of Seller or Winning Edge, they shall have no further liability on Buyer's claim.  So long as Buyer's claim is pending and is not resolved, Buyer shall hold in abeyance its demand for indemnification.

(e)

If there is any disagreement between Buyer, on the one hand, and Seller or Winning Edge, on the other hand, concerning the validity of any demand for indemnification asserted under Section 3.20, then such disagreement may, as provided by Section 3.20(d) or otherwise on demand of either party, be referred to arbitration in the City of London, England.  Buyer and Seller shall attempt to agree on the appointment of a single arbitrator.  If they are unable to agree, a panel of three arbitrators shall be appointed: one arbitrator shall be appointed by Buyer, one shall be appointed by Seller, and one shall be appointed by the two so appointed.  The determination in writing of such arbitrator(s), signed by at least two of them (if there be more than one), shall be final and binding on the parties, and judgment upon the award so rendered may be entered in any court having jurisdiction thereof.  Such determination shall be made as soon as practicable after the reference of the claim to arbitration.  The arbitrators shall be governed by the LCIA Rules then in effect, and shall have full power to make such regulations and to give such orders and directions in all respects as they shall deem expedient, as well as in respect to the claims and differences referred to them, and also with respect to the mode and times of executing and performing any of the acts or things which may be awarded or directed to be done.  Each party shall bear the fees and expenses of the arbitrator appointed by it, and one-half of the fees and expenses of any arbitrator jointly appointed.

3.21

Indemnity Escrow and Right of Set-Off.  Buyer has deposited with the First Escrow Agent, in escrow, a portion of the Purchase Price, namely, Buyer's stock having a value equal to Six Million Three Hundred Thousand United States Dollars (U.S. $6,300,000) to secure Seller's and Winning Edge's indemnification obligations under Section 3.20 of this Agreement.  Seller agrees that any shares being held in escrow pursuant to this Section 3.21 may be used by Buyer, at its option, to satisfy any demands for indemnification asserted against Seller or Winning Edge under Section 3.20, provided that Buyer shall not demand the withdrawal of any shares from escrow until it has been established that Buyer is entitled to indemnification hereunder.   The escrow shall be maintained for the Indemnity Assertion Period, and the balance of any shares remaining in escrow at the conclusion of the Indemnity Assertion Period shall be remitted immediately to the Second Escrow Agent. The terms of the First Escrow Agreement and Second Escrow Agreement shall govern the handling of the shares held in escrow pursuant to this Section 3.21.  The Purchase Price and any and all set-offs against such purchase price under this Section 3.21 shall be subject to the prior right of the First Escrow Agent to sell the shares of Buyer representing the purchase price to pay for all interest and principal on the two million one hundred thousand dollar ($2,100,000) loan set forth in Section 1.09 hereof.  None of the Purchase Price shall be used to pay any set-offs or indemnification claims of Buyer until all principal and interest under the Laurus Note are paid in full.

3.22

Change of Winning Edge and Seller's Names.  Within 10 days following the Closing Date, Seller and Winning Edge shall change their respective names to names which do not include the term "Winning Edge" or "Global Sports Edge" or any confusingly similar term and file Certificate of Amendments with the Delaware Secretary of State to such effect.  The Seller shall provide Buyer with a certified copy of the filed Certificates of Amendment of Seller and Winning Edge evidencing such change no later than 7 days after the filing thereof.  Within 10 days following the Closing Date, Seller shall refrain from and shall cause Winning Edge to refrain from and cease all use of the terms "Winning Edge" and "Global Sports Edge" in stationary, business cards, website, e-mail addresses and product labels.

3.23

Reimbursement for Chargebacks.  Seller will reimburse Buyer after the Closing from time to time within ten (10) days after receipt of statements therefor, for chargebacks relating to sales made by Seller prior to the Closing.

ARTICLE IV

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF BUYER

As an inducement to, and to obtain the reliance of, Seller, Buyer represents, warrants and covenants as follows:

4.01

Organization.  Buyer is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Buyer.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Buyer’s articles of incorporation, or other material agreement to which it is a party or by which it is bound.

4.02

Approval of Agreement.  Buyer has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of Buyer has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Buyer's shareholder and compliance with corporate and securities laws.

4.03

Capitalization.  The authorized capitalization of Buyer consists of Five Hundred Million ($500,000,000) ordinary shares of 0.25 pence each, of which Two Hundred Eleven Million, Eighty Six Thousand Two Hundred Sixty-Seven (211,086,267) are issued and outstanding.  All issued and outstanding shares of Buyer are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no distributions, return of capital or other amounts due or payable with respect to any of the shares of Buyer.

4.04

Financial Statements.

(a)

Included in Schedule 4.04 is the audited balance sheet of Betbroker Limited, the operating subsidiary of Buyer ("BLTD") as of December 31, 2006, including the notes thereto.

(b)

The audited financial statements delivered pursuant to Section 4.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The financial statements of BLTD present fairly in all material aspects, as of their respective dates, the financial condition of BLTD.  BLTD did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of BLTD, in accordance with generally accepted accounting principles.  The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of BLTD as of their respective dates and for the respective periods covered thereby.

(c)

BLTD has filed or will prior to the Closing Date file all required income tax returns.  BLTD has no material liabilities with respect to the payment of any national, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the audited balance sheet of BLTD, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable.  Proper and accurate amounts of taxes have been withheld by or on behalf of BLTD with respect to all material compensation paid to employees of BLTD for all periods ending on or before the date hereof.  BLTD has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on BLTD, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  There are no tax liens upon any of the assets of BLTD.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of BLTD.

(d)

The books and records, financial and otherwise, of BLTD are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of BLTD.  BLTD has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

4.05

Outstanding Warrants and Options.  Except for options for the directors and staff of the Buyer (the "Buyer Incentive Plan"), and for awards disclosed herein or in Buyer’s  schedules, Buyer has no outstanding options, warrants, calls or awards of any nature relating to the authorized and unissued Buyer shares.

4.06

Information.  The information concerning Buyer set forth in this Agreement and in the schedules delivered by Buyer pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Buyer shall cause the schedules delivered by Buyer pursuant hereto to Seller hereunder to be updated after the date hereof up to and including the Closing Date.

4.07

Absence of Certain Changes or Events.  Except as set forth in this Agreement since the date of the last audited financial statement delivered herein by Buyer, to the best of Buyer's directors' knowledge:

(a)

There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Buyer or (ii) any damage, destruction, or loss to Buyer materially and adversely affecting the business, operations, properties, assets, or conditions of Buyer.

(b)

Buyer has not (i) amended its articles of incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Buyer; (iv) made any material change in its method of accounting;

(c)

Buyer has not granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof except awards granted under the Buyer Incentive Plan; and

(d)

To the best knowledge of Buyer, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Buyer.

4.08

Title and Related Matters.  Except as provided herein or in Schedule 4.08 or disclosed in the Buyer balance sheet and the notes thereto, to the best of Buyer's directors' knowledge Buyer has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent Buyer balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Buyer's directors' knowledge, the technology licensed to it does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Buyer as now being conducted or as contemplated.

4.09

Litigation and Proceedings. Except as otherwise disclosed herein or in Schedule 4.09,  there are no material actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened by or against Buyer or adversely affecting Buyer, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Buyer does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

4.10

Contracts.  Except as otherwise disclosed herein or in Buyer’s Schedules, to the best of Buyer's directors' knowledge:

(a)

All contracts, agreements, franchises, license agreements, and other commitments to which Buyer is a party or by which its properties are bound and which are material to the operations or financial condition of Buyer are valid and enforceable by Buyer in all material respects;

(b)

Buyer is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Buyer can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Buyer.

4.11

Material Contract Defaults.  Buyer is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Buyer, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Buyer has not taken adequate steps to prevent such a default from occurring.

4.12

No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Buyer is a party or to which any of its properties or operations are subject.

4.13

Governmental Authorizations.  Buyer has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with applicable securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

4.14

Compliance With Laws and Regulations.  Buyer has complied with all applicable statutes and regulations of any applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Buyer or except to the extent that noncompliance would not result in the occurrence of any material liability for Buyer. To the best knowledge of Buyer, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by security laws.

4.15

Insurance.  Buyer carries sufficient insurance to cover the loss of any of its asset and business loss insurance to cover the loss of business.

4.16

Buyer Schedules.  Buyer has delivered to Seller the following schedules, which are collectively referred to as the "Buyer Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Buyer as complete, true, and accurate:

(a)

A schedule including copies of its articles of incorporation and all amendments thereto in effect as of the date of this Agreement;

(b)

A schedule containing copies of resolutions adopted by the directors of Buyer approving this Agreement and the transactions herein contemplated as referred to in Section 4.02;

(c)

A schedule setting forth the financial statements required pursuant to Section 4.04 (a) hereof;

(d)

A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Buyer since the most recent Buyer balance sheet, required to be provided pursuant to Section 4.07 hereof; and

(e)

A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Buyer Schedules by Sections 4.01 through 4.15.

Buyer shall cause the Buyer Schedules and the instruments delivered to Seller hereunder to be updated after the date hereof up to and including the Closing Date.  Such updated Buyer Schedules, certified in the same manner as the original Buyer Schedules, shall be delivered prior to and as a condition precedent to the obligation of Seller to close.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Buyer shall be bound by the terms and conditions of this Agreement provided the following conditions are complied with and satisfied by Seller at or before the Closing Date:

5.01

Shareholder Approval.  Seller shall call and hold a meeting of its shareholder and, if required by Delaware law, Winning Edge’s shareholders, to approve the transactions contemplated by this Agreement, and such shareholder and Winning Edge's shareholders, shall have so approved.  If required, Buyer's shareholders shall have approved this Agreement and the transactions contemplated hereby.

5.02

Accuracy of Representations.  The representations and warranties made by Seller in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.  Buyer shall be furnished with certificates, signed by duly authorized officers of Seller and dated the Closing Date, to the foregoing effect.

5.03

Officer's Certificates.  Buyer shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Seller to the effect that to such officer’s best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Seller threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Seller's own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a)

This Agreement has been duly approved by Seller's board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Seller by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Seller pursuant to a unanimous consent;

(b)

There have been no material adverse changes in Seller up to and including the date of the certificate;

(c)

All conditions required by this Agreement have been met, satisfied, or performed by Seller;

(d)

All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Seller have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)

There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Seller, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Seller, the operation of Seller, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Seller is bound or in any way contests the existence of Seller.

5.04

No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Seller, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Seller.

5.05

Good Standing.  Buyer shall have received a certificate of good standing from the secretary of state of Delaware, dated as of the date within five days prior to the Closing Date, certifying that Seller is in good standing as a corporation in the State of Delaware.

5.06

Other Items.  Buyer shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Buyer may reasonably request.

5.07

Updates.  Buyer shall, in Buyer's sole discretion, be satisfied with a) the contents of all updates to Seller's schedules delivered in accordance with Section 3.04 hereof and b) the form and substance of Winning Edge's financial statements delivered in accordance with Section 3.03 hereof, and the First Escrow Agreement and Second Escrow Agreement.

5.08

Employment Agreement.  Wayne Allyn Root shall have executed and delivered the Buyer an Employment Agreement providing for his employment by Buyer or Buyer's subsidiary which will operate the Business, in form and substance, satisfactory to Buyer, contingent only upon the completion of the closing under this Asset Purchase Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.01.

Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the shareholders, if required, of Buyer and Seller in the manner required by the applicable laws.

6.02

Accuracy of Representations.  The representations and warranties made by Buyer in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.  Seller shall be furnished with a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the foregoing effect.

6.03

Officer's Certificates.  Seller shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Buyer to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Buyer, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Buyer's own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a)

This agreement has been duly approved by Buyer's board of directors and has been duly executed and delivered in the name and on behalf of Buyer by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Buyer;

(b)

Except as provided or permitted herein, there have been no material adverse changes in Buyer up to and including the date of the certificate;

(c)

All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Buyer have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(d)

Except as otherwise disclosed, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Buyer, wherein an unfavorable decision, ruling, or finding would have a material adverse affect on the financial condition of Buyer, the operation of Buyer, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Buyer is bound or would in any way contest the existence of Buyer.

6.04

No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Buyer, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Buyer.

6.05

Other Items.  Seller shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Seller may reasonably request.

6.06

Updates.  Seller shall, in Seller's sole discretion, be satisfied with the contents of all updates to Buyer's schedules delivered in accordance with Section 4.06 hereof and with the form and substance of the First Escrow Agreement and Second Escrow Agreement.

ARTICLE VII

MUTUAL COVENANTS

7.01

Activities of Seller and Buyer

(a)

From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Seller and Buyer pursuant hereto or as permitted or contemplated by this Agreement, Seller and Buyer will each:

(i)

Carry on its business in substantially the same manner as it has heretofore;

(ii)

Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)

Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)

Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v)

Duly and timely file for all taxable periods ending on or prior to the Closing Date all tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

(vi)

Fully comply with and perform in all material respects all obligations and duties imposed on it by all laws and all rules, regulations, and orders imposed by governmental authorities.

(b)

From and after the date of this Agreement and except as provided herein until the Closing Date, Seller will not:

(i)

Make any change in its articles of incorporation or bylaws or effect any recapitalization;

(ii)

Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iii)

Enter into any agreement for the sale of Seller securities without the prior approval of the other party.

7.02

Access to Properties and Records.  Until the Closing Date, Buyer and Seller will afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Buyer or Seller and will furnish the other party with such additional financial and other information as to the business and properties of Buyer or Seller as each party shall from time to time reasonably request.

7.03

Indemnification by Buyer.  Buyer will indemnify and hold harmless Seller and its directors and officers, and each person, if any, who controls Seller within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Buyer expressly for use therein.  The indemnity agreement contained in this Section 7.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Seller and shall survive the consummation of the transactions contemplated by this Agreement for a period of three months.

7.04.

Indemnification by Seller.  Seller will indemnify and hold harmless Buyer, and its directors and officers, and each person, if any, who controls Buyer within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Seller expressly for use therein.  The indemnity agreement contained in this Section 7.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Buyer and shall survive the consummation of the transactions contemplated by this Agreement for a period of three months.

7.05

The Acquisition of Buyer’s Stock.  Seller and Buyer understand and agree that the consummation of this Agreement including the issuance of the Buyer’s stock to Seller in exchange for the Business and Assets as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Seller and Buyer agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)

In connection with the transaction contemplated by this Agreement, Buyer and Seller shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)

In order to more fully document reliance on the exemptions as provided herein, Buyer and Seller shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Seller or Buyer and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

7.06

Securities Filings.  The parties shall be responsible for compliance with all applicable securities laws.

7.07

Future Sale of Securities.  Subject to the First Escrow Agreement, Buyer will use reasonable commercial efforts, at Seller's sole  expense, to satisfy the requirements necessary for Seller to sell the shares of Buyers stock being delivered as consideration hereunder.  In addition, any sale of Buyer's stock by Seller must be effected at Seller's sole expense through an exemption from registration under the United States Securities laws or pursuant to an effective registration at Seller's sole expense satisfactory to each of the parties.

ARTICLE VIII

MISCELLANEOUS

8.01

Brokers.  Buyer and Seller agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Further, Buyer and Seller each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.02

  No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

8.03

Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States and the State of New York and venue shall be in London, England.

8.04

Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Buyer, to:

Wayne Lochner

Chairman

Betbrokers PLC

56 Marsh Wall

London E14 9TP

Telephone 44-207 127 9815

Fax 44-207 127 9818

Copy to:

Oliver Edwards, Esq.

Holland & Knight LLP

195 Broadway
New York, NY  10007

Telephone: 212-513-3533
Fax: 212-385-9010

If to Winning Edge or Seller or Mr. Root:

Global Sports Edge, Inc.

5052 S. Jones Boulevard

Las Vegas, NV 89118

Attention:  Wayne Allyn Root, CEO

Facsimile:  (702) 967-6002

Copy to:

Victor D. Schwarz, P.C.

4764 South 900 East, Suite 3(A)

Salt Lake City, Utah 84117

Facsimile:  (801) 685-0949

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

8.05

Attorney's Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.06

Entire Agreement.  This Agreement and attachments hereto represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.07

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.08

Third Party Beneficiaries.   This Agreement is solely between Buyer and Seller and no director, officer, stockholder, employee, agent independent contractor, manager, member or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.09

Assignment.  No party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto; provided, however, that without such consent, but upon notice to Seller, Buyer may assign all of its rights and obligations hereunder to any subsidiary of Buyer so designated by Buyer.

8.10

Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

SELLER: Global Sports Edge, Inc.

BUYER:  Betbrokers PLC

    A Delaware Corporation

    A United Kingdom Corporation

By:_____________________________

By:____________________________

     Wayne Allyn Root, CEO

     Wayne Lochner, Chairman

PARENT CORPORATION OF SELLER:

Winning Edge International, Inc.

By:_____________________________

_______________________________

      Name:

     Wayne Allyn Root

      Title: